Exhibit 10.45
10.45 Loan Agreement between Shandong Xiangrui and Bank of
Communications, Tai’an Branch, dated August 23, 2011, for RMB 5 million
[English Translation of Summary]
•	Main contents:
•	Contract No.: S379110M120110186785
•	Borrower: Shandong Xiangrui Pharmacy Co., Ltd.
•	Lender: Bank of Communications, Tai’an Branch
•	Loan Amount (RMB): RMB 5 million
•	Purpose of the Loan: purchase of goods
•	Contract Term: August 23, 2011 to August 23, 2012
•	Interest Rate:
•	The annual interest rate is 30% above the benchmark interest rate at the day of the loan delivery;
•	Penalty interest rate for delayed repayment: annual interest rate plus 50%;
•	Penalty interest rate for embezzlement of loan proceeds: annual interest rate × 2;
•	Rights and Obligations of the Lender:
•	Lender is entitled to principal and interests according to the agreement.
•	Lender is entitled to get the information such as Borrower’s operation, financial activities, inventory and loan usage. Lender could require disclosure of Borrower’s financial status.
•	Rights and Obligations of the Borrower
•	Borrower is entitled to obtain and use the loan pursuant to the agreement.
•	Borrower shall return the principal on August 23, 2012 and pay the interests per month.
•	Borrower must make the usage of the money in conformity with the purpose of the loan contracted in the agreement.
•	Borrower should the information such as Borrower’s operation, financial activities, inventory and loan usage at the request of Lender.
•
Under the following circumstances, Borrower should notice Lender in written 30 days in advance: (1) Borrower sells, donates, rents, lends, transfers, mortgages, pledges or disposes whole or majority assets in other manners; (2) Material change takes place to the organization of Borrower.

•
Under the following circumstances, Borrower should notice Lender in written 7 days: (1) Borrower change articles of associate, name, legal representative, address or business scope; (2) Borrower apply for bankruptcy; (3)Borrower is involved in material litigation, arbitration or its material assets are under regulated; (4)Borrower provides guarantee to others; (5) Borrower signs material contracts; (6) Borrower’s business license is revoked; (7) Abnormal change to Borrower or its high lever management personnel; (8) Financial difficulties happen to Borrower; (9) The amount of related party transaction exceeds 10% of net asset of Borrower.

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When the guaranty capability of Guarantor under the agreement or the value of any mortgaged items under the agreement get detriment, Borrower should offer other guaranty or mortgage accepted by Lender timely.

•	Borrower bears the relevant fees under the agreement.
•	Prepayment of the Loan:
Lender’s consent should be obtained if Borrower is willing to prepay the loan. The interest rate of prepayment shall accord with the agreement.
•	Liabilities of Breach of Contract:
Damages, penalty interest for delayed repayment; penalty interest for embezzlement of loan proceeds; imposition of compound interest; withdrawal of loan, prepayment of principal and interest before maturity, attachment of assets; lawyer’s fee and travel cost in case of litigation or arbitration due to the Company ’s breach of contract etc.
•	Guarantee of the loan:
The loan is secured by Guaranty Contract (Contract No.: 379110A2201100184860) and Guaranty Contract (Contract No.: 379110A2201100184867).
•	Headlines of the articles omitted
•	Types of the loan
•	Clearing of the loan interest
•	Condition precedent to the drawing of the loan
•	Dispute settlement
•	Miscellaneous
•	Effectiveness
•	Validity
•	Attention